Consent of Ernst & Young
               LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class II Shares' Prospectus of Pioneer Growth Opportunities VCT Portfolio (a portfolio of Pioneer Variable Contracts Trust) and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm", and "Financial Statements" in the Class I and Class II Shares' Statement of Additional Information of Pioneer Variable Contracts Trust and to the
incorporation by reference in Post-Effective Amendment No. 44 to the Registration Statement (Form N-1A, File No. 33-84546) of our reports, dated February 8, 2008, with respect to the financial statements and financial highlights of the portfolios of Pioneer Variable Contracts Trust included in their December 31, 2007 Annual Reports to the Shareowners.



                                                          /s/ ERNST & YOUNG LLP

Boston, Massachusetts
November 6, 2008